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                                  EXHIBIT 99.1
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Internet Business International and Return Assured Decline To Pursue Merger

LAS VEGAS--(BUSINESS WIRE)--Jan. 14, 2002--Internet Business International Inc. (OTC BB:IBUI) the Internet commerce, communications, marketing and financial services company, and Return Assured Inc. (OTC BB:RTRN), developer of the "Return Seal of Approval," today announced their mutual decision not to pursue a merger.

The companies signed a definitive merger agreement in June of 2001, but litigation involving Return Assured and Concordia Capital of San Diego, and Michael Rose et al delayed timely completion of the merger.

The transaction proposed on June 6, 2001 was to be accomplished through a reverse triangular merger that would have resulted in the shareholders of IBUI owning 90% of the total outstanding shares of the combined companies on a fully diluted basis.

"At the time the deal was announced, the merger made great business sense and held the potential to create real value for IBUI shareholders," said Al Reda, CEO of IBUI. The delay brought about by Concordia Capital's litigation with Return Assured regarding the deal placed an undue burden on our ability to merge in a satisfactory time frame. We have the utmost respect for the president and chairman of Return Assured, Matt Sebal, and we wish him and Return Assured the best."

"We still see the opportunity for potential synergies between our companies, but won't pursue those synergies due to the effect of Concordia Capital's involvement in the proposed merger," said Sebal. "We wish IBUI the best in their future ventures and look forward to moving ahead."

About IBUI

Internet Business International (www.ibui.net) conducts business over the Internet through four operating divisions: Lending On Line (real estate loans and equipment leasing), ISP (Internet access dial-up service, Web services and wireless high-speed access in select areas of Nevada and California), E-commerce (auction, transaction and reverse auction sites in Europe and the United States), and Direct Marketing (long distance phone, wireless high-speed bandwidth, Web design and hosting services, and Internet-access computers).

IBUI has seven U.S. and one European office and more than 60 employees worldwide. For additional information, contact IBUI Investor Relations toll-free: 866/441-8901 or via e-mail: info@ibui.net.

About Return Assured

Return Assured has developed a proprietary B2C and B2B value-added "Return Seal of Approval" for the electronic retail community that vets retailers with high standards and then indemnifies the consumer with a "no-hassle" guarantee in support of that particular retailer's return and customer service policy. For more information of Return Assured Inc. and its exclusive "Return Seal of Approval," visit the company's Web site at http://www.returnassured.com.

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Acts of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Rich Schineller, 973/633-0888 Ext. 110

rich@3rd-mm.com